EXHIBIT 99.1


                   [LETTERHEAD OF FIDELITY FEDERAL BANCORP ]

Contacts:         Donald R. Neel, President          (812) 429-0550, ext. 3301
                  Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:              April 22, 2003

             FIDELITY FEDERAL BANCORP REPORTS FIRST QUARTER RESULTS

(Evansville, IN) Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported net income for the quarter ended March 31, 2003 of $55,000 or $0.01 per share on a basic and diluted basis. The results are compared to net income of $86,000, or $0.01 per share on a basic and diluted basis for the quarter ended March 31, 2002.

Return on equity was 2.30% for the quarter ended March 31, 2003, compared to 2.94% for the same period ended March 31, 2002. Return on assets for the quarter ended March 31, 2003 was 0.16% compared to 0.22% for the same period ended March 31, 2002. The Company's net interest margin for the quarter decreased to 1.55%, down from 2.85% for last year's first quarter. The net interest margin of 2.85% for the first quarter of 2002 was aided by the receipt of interest of $156,000 on loans in non-accrual status. The net interest margin was negatively impacted in the first quarter of 2003 by a reduction of approximately $25.9 million in average consumer loans maintained on the balance sheet during the first quarter compared with the first quarter last year. The reduction in consumer loans on the balance sheet was due to a securitization transaction completed in September 2002.

Non-interest income increased to $1.2 million for the quarter, up from $930,000 in the first quarter of last year, due primarily to gains on securities sales of $320,000, and the first quarter 2003 receipt of approximately $125,000 in income from the Company's active participation in affordable housing activities, which ended late last year. This increase was partially offset by a decline in gains on consumer loans sold during the quarter, compared to the first quarter of last year. Non-interest expense decreased by 7%, or $125,000 in the first quarter of 2003. The decline in non-interest expense for the quarter resulted from decreases in staffing costs, a decline in expenses on foreclosed properties, as well as the elimination of amortization expenses on assets formerly held by the Company in conjunction with its previous activities in affordable housing.

Capital ratios at the Bank remain well above regulatory "well-capitalized" minimums. Risk-based capital at March 31, 2003 was 12.82%, compared to 13.61% at March 31, 2002. The Bank's ratio of tangible equity to assets was 7.98% at March 31, 2003 compared to 7.79% at March 31, 2002. The Bank's Tier 1 risk-based capital to assets was 10.34% at March 31, 2003, compared to 10.20% at March 31, 2002.

Through an option exercise, the Company raised $4.0 million in cash by issuing
2.78 million shares of common stock to affiliates of Pedcor Investments, LLC and Directors Bruce Cordingley, Gerald Pedigo, and Philip Stoffregen on April 1. The proceeds will be used to reduce outstanding debt with interest rates in excess of 10%.

Total classified assets were $6.4 million at March 31, 2003 compared to $6.2 million at March 31, 2002. The allowance for loan loss and valuation allowance for letters of credit to total loans and letters of credit at March 31, 2003 and 2002 was 1.20% and 0.95%, respectively. Non-performing assets as a percentage of total assets were 1.88% at March 31, 2003 and 1.65% at March 31, 2002.

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Company President Donald R. Neel noted, "We are pleased to be in position to report net income in the first quarter of 2003. Though much work needs to be done, the actions taken in 2002 to restructure the Bank's balance sheet and activities have improved the Company's risk profile and allows management to focus on building our community bank franchise." Neel also noted, "We expect to see improvements in the net interest margin over the next few quarters as a result of the impact of the currently low interest rate environment on deposit accounts maturing in the next few months. This circumstance, along with additional emphasis on commercial and mortgage lending, is anticipated to positively impact the Company's net interest margin as well."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company, the Bank, overall loan demand, increased competition in the financial services industry, retention of key personnel, and the impact of the Bank's Supervisory Agreement with the Office of Thrift Supervision. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.50.


Information on FFED is available on the Internet at http://www.unitedfidelity.com

                                      -END-

                            Fidelity Federal Bancorp
                              FINANCIAL HIGHLIGHTS
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
OPERATIONS:                                                   2003            2002
--------------------------------------                    -----------     -----------
Interest income                                           $     1,602     $     2,573
Interest expense                                                1,158           1,602
                                                          -----------     -----------
Net interest income                                               444             971
Provision for loan losses                                        (104)             --
Non-interest income                                             1,218             930
Non-interest expense                                            1,761           1,886
                                                          -----------     -----------
Income before income tax                                            5              15
Income taxes                                                      (50)            (71)
                                                          -----------     -----------
  Net income                                              $        55     $        86
                                                          ===========     ===========

PER SHARE:
--------------------------------------
Basic net income                                          $      0.01     $      0.01
Diluted net income                                               0.01            0.01
Book value at period end                                         1.40            2.02
Market price (bid) at period end                                 1.50            2.80
Average common and common
  equivalent shares outstanding                             6,834,216       6,023,131

AVERAGE BALANCES:
--------------------------------------
Total assets                                              $   135,488     $   159,441
Total earning assets                                          116,127         138,350
Total loans                                                    72,066         103,206
Total deposits                                                108,885         116,183
Total stockholders' equity                                      9,665          11,938
FHLB advances                                                   3,878          15,275
Borrowings                                                     10,696          12,933

PERFORMANCE RATIOS:
--------------------------------------
Return on average assets                                         0.16%           0.22%
Return on average equity                                         2.30%           2.94%
Net interest margin                                              1.55%           2.85%

LOAN QUALITY RATIOS:
--------------------------------------
Net charge-offs to average loans                                 0.03%           5.04%
Allowance for loan and letter of credit losses to total
  loans and letters of credit at end of period                   1.20%           0.95%
Non-performing loans to total loans                              1.89%           0.81%
Non-performing assets to total assets                            2.43%           1.67%

SAVINGS BANK CAPITAL RATIOS:
--------------------------------------
Tangible equity to assets at end of period                       7.98%           7.79%
Risk-based capital ratios:
  Tier 1 capital                                                10.34%          10.20%
  Total capital                                                 12.82%          13.61%

AT PERIOD END:
--------------------------------------
Total assets                                              $   142,085     $   165,086
Total earning assets                                          123,192         144,532
Total loans                                                    70,585         100,832
Total deposits                                                113,076         113,620
Total stockholders' equity                                      9,596          12,243
FHLB Advances                                                   6,000          20,333
Borrowings                                                     10,704          15,671
Common shares outstanding                                   6,840,883       6,061,915